UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 29, 2015
LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

301 First Street, SW, Suite 200
Roanoke, Virginia 24011
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code:  540-769-8400
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
Seventh Loan Modification Agreement with Silicon Valley Bank

On September 29, 2015, Luna Innovations Incorporated (“Luna”), Luna’s wholly owned domestic subsidiaries Luna Technologies, Inc., Advanced Photonix, Inc. and Picometrix, LLC, and Silicon Valley Bank (the “Lender”) entered into a Waiver and Seventh Loan Modification Agreement (the “Seventh Loan Modification Agreement”) to that certain Loan and Security Agreement dated as of February 18, 2010 (as amended, the “Loan Agreement”).

Under the Seventh Loan Modification Agreement, the Lender agreed to make an equipment term loan in the amount of $1.0 million (the “Term Loan”) intended to fund certain capital expenditures anticipated to be made in connection with increasing the manufacturing capacity for Picometrix, LLC. In addition, the Seventh Loan Modification Agreement amended the minimum liquidity ratio covenant, waived any actual or anticipated breaches of the minimum liquidity covenant for periods prior to the effectiveness of the Seventh Loan Modification Agreement, and added a convenant for the achievement of specified minimum adjusted earning before interest, taxes, depreciation and amortization ("Adjusted EBITDA") commencing in January 1, 2016. The Term Loan is to be repaid by Luna in 36 monthly installments, plus accrued interest payable monthly in arrears, and, unless earlier terminated, matures on the earlier of (i) December 1, 2019 or (ii) an event of default under the Loan Agreement. The Term Loan carries a floating annual interest rate equal to the Lender’s prime rate then in effect plus 2%.

Luna may prepay amounts due under the Term Loan for a fee equal to (i) $20,000, if such prepayment is made on or before September 29, 2017 or (ii) $10,000, if such prepayment is made after September 29, 2017.

Amounts due under the Loan Agreement will continue to be secured by substantially all of Luna’s assets, including intellectual property, personal property and bank accounts.

The Loan Agreement continues to require Luna to observe a number of financial and operational covenants, including maintenance of a specified level of liquidity (defined as unrestricted cash and a portion of accounts receivable), maintenance of a specified minimum cash level, achievement of specified minimum adjusted EBITDA, protection and registration of intellectual property rights and customary negative covenants.

The Loan Agreement continues to contain customary events of default, including nonpayment of principal, interest or other amounts, violation of covenants, material adverse changes, an event of default under any subordinated debt documents, incorrectness of representations and warranties in any material respect, bankruptcy, judgments in excess of a threshold amount, and violations of other agreements in excess of a specified threshold. If any event of default occurs, the Lender may declare due immediately all borrowings under the Loan Agreement and foreclose on the collateral. Furthermore, an event of default under the Loan Agreement would result in an increase in the annual interest rate on any amounts outstanding to five percent, or 500 basis points, above the rates then in effect.

Except as modified by the Seventh Loan Modification Agreement, all terms and conditions of the Loan Agreement remain in full force and effect.

The foregoing summary of the Seventh Loan Amendment is not complete and is qualified in its entirety by reference to the Seventh Loan Amendment, which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit Number	Exhibit Description

10.1*
Waiver and Seventh Loan Modification Agreement between Luna Innovations Incorporated, Luna Technologies, Inc., Advanced Photonix, Inc. and Picometrix, LLC and Silicon Valley Bank, dated as of September 29, 2015.

*Confidential treatment has been requested with respect to portions of this exhibit, indicated by astericks, which has been filed separately with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2015	LUNA INNOVATIONS INCORPORATED By: /s/ Scott A. Graeff Scott A. Graeff Chief Strategy Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1*
Waiver and Seventh Loan Modification Agreement between Luna Innovations Incorporated, Luna Technologies, Inc., Advanced Photonix, Inc. and Picometrix, LLC and Silicon Valley Bank, dated as of September 29, 2015.

*Confidential treatment has been requested with respect to portions of this exhibit, indicated by astericks, which has been filed separately with the Securities and Exchange Commission.